As filed with the Securities and Exchange Commission on November 3, 2005
Registration No. 333-______________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANULIFE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Canada	None
(State or other jurisdiction of incorporation or organization )	(I.R.S. Employer Identification No.)
200 Bloor Street East, North Tower 11
Toronto, Ontario, Canada M4W 1E5
(Address of Principal Executive Offices including Zip Code)
DEFERRED COMPENSATION PLAN FOR CERTAIN EMPLOYEES OF JOHN HANCOCK
DEFERRED COMPENSATION PLAN OF THE JOHN HANCOCK FINANCIAL NETWORK
(Full title of the Plans)
Scott A. Lively, Esq.
John Hancock Life Insurance Company
601 Congress Street
Boston, Massachusetts, 02210-2805
(617) 663-3000
(Name, address and telephone number, including area code, of agent for service)
copies of communications to:

Richard A. Lococo, Esq.
Manulife Financial Corporation	Alan H. Paley, Esq.
200 Bloor Street East, North Tower 11	Debevoise & Plimpton
Toronto, Ontario, Canada	919 Third Avenue
M4W 1E5	New York, New York 10022
(416) 926-3000	(212) 909-6000

Approximate date of commencement of proposed sale of the securities:
From time to time after the effective date of this Registration Statement.
CALCULATION OF REGISTRATION FEE

Title of		Proposed	Proposed
Securities		Maximum	Maximum
to be		Offering Price	Aggregate	Amount of
Registered	Amount to be Registered	Per Share	Offering Price	Registration Fee
Deferred Compensation Obligations	$75,000,000(1)	(2)	(2)	$8,827.50

(1)	The Deferred Compensation Obligations are unsecured obligations of Manulife Financial Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Certain Employees of John Hancock and the Deferred Compensation Plan of the John Hancock Financial Network (collectively, the “Plans”).

(2)	The participants’ deferral elections in accordance with the terms of the Plans will determine the amount of compensation deferred.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Corporation with the Securities and Exchange Commission (“Commission”) are incorporated by reference in this Registration Statement:
(1) The Corporation’s Annual Report on Form 40-F, file number 1-14942, filed with the Commission on March 29, 2005, as amended by the Corporation’s Annual Report on Form 40-F/A as filed with the Commission on April 21, 2005 and June 27, 2005;
(2) The Corporation’s Reports of Foreign Issuer on Form 6-K filed with the Commission on April 21, 2005 and August 15, 2005;
(3) All other reports filed by the Corporation with the Commission pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 since December 31, 2004; and
(4) The description of the outstanding common shares contained in the Corporation’s Registration Statement on Form 8-A, file number 1-14942, filed with the Commission on August 20, 1999.
     In addition, all documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and, to the extent designated therein, certain reports on Form 6-K subsequently furnished by the Corporation, in each case prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing such documents.
Item 4. Description of Securities.
     Under The Deferred Compensation Plan for Certain Employees of John Hancock and The Deferred Compensation Plan of the John Hancock Financial Network (collectively, the “Plans”), the Corporation will provide eligible employees of John Hancock Financial Services, Inc. and certain subsidiaries and eligible agents of John Hancock Financial Network and certain other subsidiaries of Manulife Financial Corporation subsidiaries the opportunity to defer a specified percentage of their annual salary, sales incentives, incentive bonus and restricted stock unit payments. Deferred amounts will be credited to an account maintained on the books and records of the Corporation in the name of the participant and will be considered to be invested in one or more notional investments.
     The participant’s deferral election in accordance with the terms of the Plan will determine the amount of compensation to be deferred. At the time of the deferral request, the participant will specify the date on which the payment of the deferral amount will be made or commenced and the notional investments used to value the amount. Participants’ account balances will be adjusted from time to time to reflect any additional deferrals made under the Plan, positive or negative returns based on the notional investments chosen by the participants, and any applicable administrative charges. The plan does not guarantee a minimum rate of return.
     The obligation of the Corporation to pay deferred amounts in accordance with the Plan (the “Deferred Compensation Obligations”) will be unsecured obligations and will rank equally with other unsecured and unsubordinated indebtedness of the Corporation from time to time outstanding. Nothing in the Plan will be construed to give a participant or any other person rights to any specific assets of the Corporation, its subsidiaries or its affiliates.
     Any rights that a participant or beneficiary may have under the Plan are not assignable and non-transferable. Any attempt to assign or transfer any such rights shall be null and void and of no force or effect.
     Except in the case of (i) death or disability (as defined in the Plan), (ii) to comply with a domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code), (iii) the cashout of certain de minimis amounts upon certain separations from service, and (iv) certain distributions in the event of an unforeseeable emergency (as defined in the Plan), the Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual distribution dates specified by the participants. However, the Corporation may amend or terminate the Plan at any time, with respect to any or all participants, including in any manner that adversely affects participants’ rights. Upon termination, each participant’s deferral account will be distributed in accordance with the participant’s deferral elections and the terms of the Plan.
     The Deferred Compensation Obligations are not convertible into any other security of the Corporation. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Corporation. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.
Item 5. Interests of Named Experts and Counsel.
     Mr. Richard Lococo, who provided the opinion set forth in Exhibit 5 hereto, is Senior Vice President and Deputy General Counsel of the Corporation.
Item 6. Indemnification of Directors and Officers.
     Under the Insurance Companies Act (Canada), a company may not, by contract, resolution or by-law, limit the liability of its directors for breeches of their fiduciary duties. However, the company may indemnify a director or officer, a former director or officer or a person who acts or acted at the company’s request as a director or officer of an entity of which the company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the company or the entity, if:
(1) that person acted honestly and in good faith with a view to the best interests of the company; and
(2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person has reasonable grounds for believing that his or her impugned conduct was lawful.
     These individuals are entitled to indemnity from the company if the person was substantially successful on the merits of his or her defense of the action or proceeding and fulfilled the conditions set out in (1) and (2) above. A company may, with the approval of a court, also indemnify that person regarding an action by or on behalf of the company or entity to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the company or entity, if he or she fulfills the conditions set out in (1) and (2) above.
     The by-laws of Manulife Financial Corporation (“MFC”) provide that the board of directors of MFC shall make provisions, by resolution, for the indemnification of directors, officers, employees and such other persons as the directors shall decide on such terms and conditions as they establish. MFC’s administrative resolutions provide that MFC shall indemnify a director, officer or employee, a former director, officer or employee, or a person who acts or acted at MFC’s request as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise against any liability and costs arising out of any action or suit against them from the execution of their duties, subject to the limitations described in the administrative resolutions.
     MFC’s administrative resolutions provide that MFC will have no obligation to indemnify any person for:
•	any acts committed with actual dishonest, fraudulent, criminal or malicious intent;

•	any act of gross negligence or willful neglect;

•	any claims relating to liabilities of other persons assumed by any person entitled to indemnification;

•	any claims relating to enterprises owned, operated, managed or controlled by any person entitled to indemnification;

•	any claims relating to pension plans sponsored by any person entitled to indemnification;

•	bodily injury, sickness or disease of any person;

•	injury to or destruction of any tangible property; and

•	any actions which were in breach of compliance with MFC policy.
     MFC maintains a directors’ and officers’ liability insurance policy with a policy limit of U.S. $150,000,000. The policy is renewed annually. The policy provides protection to directors and officers against liability incurred by them in their capacities as directors and officers of MFC and its subsidiaries. The policy also provides protection to MFC for claims made against directors and officers for which MFC has granted directors and officers indemnity, as required or permitted under applicable statutory or by-law provisions.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Richard A. Lococo (filed herewith).

23.1	Consents of Ernst & Young LLP (filed herewith).

23.2	Consent of Richard Lococo (included in Exhibit 5.1)

24.1	Powers of Attorney (filed herewith).
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     1. (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 3rd day of November, 2005.

MANULIFE FINANCIAL CORPORATION (Registrant)
By:	/s/ Richard A. Lococo
	Name:	Richard A. Lococo
	Title:	Senior Vice President and Deputy General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 3rd, 2005.

Signatures	Capacity

/s/ Dominic D’Alessandro Dominic D’Alessandro	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Peter H. Rubenovitch Peter H. Rubenovitch	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
* Arthur R. Sawchuk	Chairman
* John M. Cassaday	Director
* Lino J. Celeste	Director
* Gail C.A. Cook-Bennett	Director
* Thomas P. d’Aquino	Director
* Richard B. DeWolfe	Director
* Robert E. Dineen, Jr.	Director

Signatures	Capacity

* Pierre Y. Ducros	Director
* Allister P. Graham	Director
* Thomas E. Kierans	Director
* Lorna R. Marsden	Director
* Hugh W. Sloan, Jr.	Director
* Gordon G. Thiessen	Director
* Michael H. Wilson	Director
*By: /s/ Richard A. Lococo Name: Richard A. Lococo Attorney-in-Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of Manulife Financial Corporation in the United States, has signed this Registration Statement, on November 3, 2005.

JOHN HANCOCK FINANCIAL SERVICES, INC.
By:	/s/ Jonathan Chiel
	Name:	Jonathan Chiel
	Title:	Executive Vice President and General Counsel—John Hancock

Index to Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Richard Lococo (filed herewith).
23.1	Consents of Ernst & Young LLP (filed herewith).
23.2	Consent of Richard Lococo (included in Exhibit 5.1)
24.1	Powers of Attorney (filed herewith).